Exhibit 5.1

KARLEN & STOLZAR, LLP
ANDREW N. KARLEN†	WHITE PLAINS PLAZA
MICHAEL I. STOLZAR	445 HAMILTON AVENUE, SUITE 1102
†ALSO ADMITTED IN CT & FL	WHITE PLAINS, NY 10601
TEL (914) 949-4600
FAX (914) 931-7006

October 17, 2013

Galenfeha, Inc
2705 Brown Trail Suite 300
Bedford, TX 76021

Re: Galenfeha, Inc., Registration Statement on Form S-8

Ladies and Gentlemen:

     I have acted as special counsel for Galenfeha, Inc., a Nevada corporation (the “Company”), in connection with the preparation of the registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the offering of 50,000,000 shares to be issued or which have been issued pursuant to the Company’s 2013 Stock Compensation Plan (the “Plan”) and which may be reoffered and resold by some of the recipients of such shares as described in the Registration Statement.

     In rendering the opinion set forth below, I limited the scope of my review to the following documents: (a) the Registration Statement and the exhibits attached thereto; (b) the Company’s Articles of Incorporation; (c) the Company’s Bylaws; (d) certain records of the Company’s corporate proceedings as reflected in its minute books; (e) the Plan; and (f) such statutes, records and other documents as we have deemed relevant. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof, and I have made no independent verification of the factual matters as set forth in such documents or certificates. In addition, I have made other examinations of law and fact, as I have deemed relevant in order to form a basis for the opinion hereinafter expressed.

     Based upon the foregoing, I am of the opinion that the 50,000,000 shares of common stock have been duly authorized and, upon issuance, delivery and payment therefore in accordance with the terms of the Plan and any agreements thereunder and in accordance with the Registration Statement, will be validly issued, fully paid and nonassessable.

     This opinion is based on Nevada general corporate law, including the statutory provisions, all applicable provisions of the Nevada constitution and reported judicial decisions interpreting those laws. I express no opinion, and none should be inferred, as to any other laws, including, without limitation, laws of any other state.

     We consent to the inclusion of our opinion as an exhibit to the Registration Statement described above.

Very truly yours,

/s/Michael Stolzar
Michael I. Stolzar
For Karlen & Stolzar, LLP